CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 15, 1999, relating to the financial statements and financial highlights which appears in the October 31, 1999 Annual Report of the Heritage Series Trust - Aggressive Growth Stock Fund, Eagle International Equity Portfolio, Growth Equity Fund, Mid Cap Growth Fund, Small Cap Stock Fund and Value Equity Fund which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP


PricewaterhouseCoopers LLP

Tampa, Florida
December 22, 1999